UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2012

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition.

On December 6, 2012, The Cooper Companies, Inc. issued a press release reporting results for its fiscal fourth quarter and year ended October 31, 2012. A copy of this release is attached and incorporated by reference.

Internet addresses in the releases are for information purposes only and are not intended to be hyperlinks to other The Cooper Companies, Inc. information.

ITEM 8.01.	Other Events.

On December 5, 2012, The Cooper Companies, Inc. (“Company”) announced that its Board of Directors amended the 2012 Share Repurchase Program (“Program”). The amendment increased the total authorized repurchase amount to $300.0 million from $150.0 million of the Company’s outstanding common stock and changed the expiration date of the Program to indefinite from December 31, 2012. With this amendment, the remaining amount available for the repurchase of the Company’s common stock under the Program is $228.9 million. Purchases may be made from time-to-time on open market at prevailing market prices or in privately negotiated transactions. The amount and timing of the share repurchase will depend on business and market conditions, stock price, trading restrictions, acquisition activity and other factors. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release dated December 6, 2012, of The Cooper Companies, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/s/ Rodney E. Folden

Rodney E. Folden
Vice President and
Corporate Controller
(Principal Accounting Officer)

Dated: December 6, 2012

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated December 6, 2012, of The Cooper Companies, Inc. .